Exhibit 99.1

Anthera Pharmaceuticals Announces Appointment of Klara A. Dickinson as Senior Vice President, Chief Regulatory Officer

Hayward, CA, January 7, 2015 – Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced the appointment of Klara A. Dickinson as Senior Vice President, Chief Regulatory Officer.

“We’re fortunate to have Klara join our team as we enter this phase of our product development efforts,” said Paul F. Truex, Anthera’s President and CEO. “Her recent and highly relevant experience with the development and eventual approval of novel therapies for underserved patient populations will be indispensable as we advance Sollpura as a treatment for exocrine pancreatic disorder in patients with cystic fibrosis into a Phase 3 registration trial later this year.  Her leadership will also be instrumental as we enter the final stages of development with blisibimod for both IgA Nephropathy and Lupus.”

“I’m excited to join Anthera during such important stages for both Sollpura and blisibimod,” said Ms. Dickinson. “I look forward to sharing my regulatory expertise as we move forward with each of our development programs.”

Ms. Dickinson served as Senior Vice President of Regulatory Affairs and Compliance at Hyperion Therapeutics Inc. from October 2007 to July 2014. In that role, Ms. Dickinson led the filing of the NDA and label negotiations for Hyperion Therapeutics’ initial product, RAVICTI® (glycerol phenylbutyrate) Oral Liquid for chronic management of adult and pediatric patients ≥2 years of age with urea cycle disorders (UCDs).  Prior to Hyperion Therapeutics, Ms. Dickinson spent three years at CoTherix, Inc and was most recently Vice President, Regulatory Affairs and Healthcare Compliance Officer from January 2004 to January 2007.  In that role, Ms. Dickinson led the filing of the NDA and label negotiations for CoTherix’s initial product, Ventavis ® (iloprost) Inhalation Solution.  Prior to CoTherix, Inc., Ms. Dickinson held various positions at biopharmaceutical companies Scios, Inc. and DEY Laboratories, a subsidiary of Mylan, Inc. Ms. Dickinson holds a BS in Biology from the College of Great Falls in Montana and is certified by the Regulatory Affairs Certification Board.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including lupus, lupus with glomerulonephritis, IgA nephropathy, and exocrine pancreatic insufficiency due to cystic fibrosis.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.